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                                                                    EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES COMPUTATION

                                               THREE MONTHS
                                                  ENDED                            YEARS ENDED DECEMBER 31,
                                                MARCH 31,     ----------------------------------------------------------------
                                                  2002          2001           2000         1999           1998        1997
                                                ---------     ---------     ---------     ---------     ---------    ---------
                                                                      (in thousands, except ratios)
NET INCOME (LOSS):
Net income (loss) before income taxes
  and minority interest                         $   6,276     $ 154,613     $  94,741     $ (83,511)    $ 197,724    $ 245,470

Portion of rents representative
  of interest expense                               1,100         7,629         6,617         5,767         2,005        1,237
Interest on indebtedness, including
  amortization of deferred loan costs              31,135       116,785       104,528        68,973        47,943       36,368
Amortization of capitalized interest                  850         3,090         2,962         1,778           504          128
Minority interest in pre-tax income of
  subsidiaries that have not incurred
  fixed charges                                      (183)       (2,014)         (955)       (3,976)           60            0
                                                ---------     ---------     ---------     ---------     ---------    ---------
    Net income (loss) as adjusted               $  39,178     $ 280,103     $ 207,893     $ (10,969)    $ 248,236    $ 283,203
                                                =========     =========     =========     =========     =========    =========

FIXED CHARGES:

Portion of rents representative of
  interest expense                              $   1,100     $   7,629     $   6,617     $   5,767     $   2,005    $   1,237
Interest on indebtedness, including
  amortization of deferred loan costs              31,135       116,785       104,528        68,973        47,943       36,368
Capitalized interest                                  922        19,032        11,200        33,210        16,293        5,699
                                                ---------     ---------     ---------     ---------     ---------    ---------
    Total fixed charges                         $  33,157     $ 143,446     $ 122,345     $ 107,950     $  66,241    $  43,304
                                                =========     =========     =========     =========     =========    =========

    RATIO OF EARNINGS TO FIXED CHARGES               1.2x          2.0x          1.7x            --          3.7x         6.5x
                                                =========     =========     =========     =========     =========    =========
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For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $118.9 million.